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Exhibit 23(a)


                                 Smith & Company
           A Professional Corporation of Certified Public Accountants




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in the S-8 to be filed on or about January 16, 2004 by GFY Foods, Inc. (formerly F10 Oil & Gas Properties, Inc.) of our report dated June 17, 2003, on the financial statements for the year ended March 31, 2003 and for the period from July 15, 2001 (date of inception) to March 31, 2002.


                                              /s/ Smith & Company
                                         CERTIFIED PUBLIC ACCOUNTANTS

Salt Lake City, Utah
January 16, 2004